Exhibit 99.1

FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Quarterly Dividend

HAMPTON, Va., August 17, 2022 (PRNewswire) – Old Point Financial Corporation declared a quarterly cash dividend of $0.13 per share on its common stock to be paid on September 30, 2022 to shareholders of record as of September 7, 2022. The dividend amount is the same as the prior quarter’s dividend and based on the stock’s closing price of $23.50 on August 16, 2022, the dividend yield is approximately 2.2%.

ABOUT OLD POINT FINANCIAL CORPORATION
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

Contact:  Laura Wright, VP/Marketing Director, 757.728.1743